Exhibit 10.304

AMENDED AND RESTATED

DEVELOPMENT AGREEMENT

THIS AMENDED AND RESTATED DEVELOPMENT AGREEMENT, made and entered into this 15th day of December, 2015, with an effective date of May 29, 2015, by and between CB OWNER, LLC, a Delaware limited liability company (hereinafter referred to as “Owner”), and CDP DEVELOPER I, LLC, a Georgia limited liability company (hereinafter referred to as “Developer”).

WITNESSETH:

WHEREAS, Owner, in its capacity as trustee under that certain BR/CDP Cheshire Bridge Trust Agreement, dated May 29, 2015, acquired that certain tract or parcel of land located lying and being in Fulton County, Georgia holding title in trust for the "Beneficiaries" as such term is defined in the BR/CDP Cheshire Bridge Trust Agreement, dated May 29, 2015 and being more particularly described on Schedule "A" attached hereto and by this reference made a part hereof (the “Property”);

WHEREAS, the Owner, in such prior capacity entered into a Development Agreement with Developer dated May 29, 2015 (the “Original Development Agreement”) with respect to the development of the Property;

WHEREAS, in connection with the restructuring of the ownership of the Property, Owner has now taken title to the Property in its own name, rather than as trustee under the BR/CDP Cheshire Bridge Trust Agreement, dated May 29, 2015, and in connection therewith, Owner and Developer now wish to amend and restate the Original Development Agreement;

WHEREAS, Owner is desirous of engaging Developer as an independent contractor for the purpose of performing the Development Work (defined herein) upon the terms, conditions and covenants herein described; and

WHEREAS, Developer is desirous of performing the Development Work as an independent contractor of Owner.

NOW, THEREFORE, for and in consideration of the above premises, the sum of Ten Dollars ($10.00) in hand paid by each party to the other, and the mutual promises, obligations and agreements contained herein, Owner and Developer, intending to be legally bound, do hereby (x) amend and restate the Original Development Agreement and (y) further agree as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Affiliate” means with respect to any Person, (i) any relative of the Person in question, if such Person is an individual, or (ii) any other Person directly or indirectly controlled by, controlling or under common control with the Person in question, (whether directly or indirectly through one or more intermediaries), or (iii) any shareholder, member or partner of any Person described in (ii) above. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to decide, affirmatively (by direction) or negatively (by veto), management and policies, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall mean this Amended and Restated Development Agreement, together with all amendments hereto, all exhibits attached hereto and all other instruments and documents incorporated herein by reference.

“Architect” shall mean the architect engaged by Owner in connection with the design and construction of the Project.

“Architect’s Contract” shall mean the architect’s contract entered into by Owner and Architect providing for the plans, drawings, specifications, contract administration and related materials necessary or appropriate for the construction of the Project.

“BR Investor” shall mean BR Cheshire Member, LLC, a Delaware limited liability company.

“Budget Category” shall mean the line item categories of costs and/or expenses set forth on Exhibit A attached hereto and by this reference made a part hereof.

“Business Day” means a day which is not a Saturday or Sunday or a legally recognized public holiday in the United States of America, the State of New York or the State of Georgia.

“Completion Date” shall mean, with respect to the Development Work, the date upon which the last of the following shall have occurred: (i) the construction and equipping of the Project shall have been substantially completed in accordance with the Architect’s Contract and the Construction Contract (inclusive of landscaping plans, to the extent that landscaping can feasibly be installed due to the season), including completion of all punch list items, as evidenced by a certificate to such effect from the Architect and the Specialists and Consultants (exclusive, however, of any interior designer), provided, however, that punch list items which in the aggregate do not exceed $25,000 (exclusive of seasonal landscaping work) shall be deemed completed for the purpose of this requirement, (ii) all required utilities are available, (iii) all permits for the construction and equipping of the Project have been issued, and (iv) a certificate of occupancy has been issued with respect to the Project by the appropriate governmental authority.

“Construction Contract” shall mean that certain guaranteed maximum price construction contract dated October 5, 2015, as may be from time modified and amended, between the Owner and Contractor for the construction of the Project.

“Construction Lender” shall mean, collectively, The PrivateBank and Trust Company (as administrative agent and lender) and all additional lenders that make the Construction Loan to the Owner, their successors and assigns.

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"Construction Loan" shall mean that certain $38,130,000 loan, by and between Owner and Construction Lender, secured by the Project, for the purpose of financing the construction of the Project.

“Contractor” shall mean Summit Contracting Group, Inc..

“Developer” shall have the meaning set forth in the Preamble.

“Development Budget” shall mean the final budget, approved by Owner and the Construction Lender for the Project, of all expenses estimated and projected to be incurred with respect to the planning, design, development and construction of the Development Work, as such initial budget may, from time to time, be amended in accordance with this Agreement. The current approved budget is attached hereto as Exhibit D. For avoidance of doubt, the budget attached hereto as Exhibit D replaces and supersedes the prior Budget attached to the Original Development Agreement in its entirety.

“Development Consultant” shall mean the development consultant to the extent selected by BR Investor to the extent contemplated in the LLC Agreement to monitor and review, on behalf of Owner at Owner’s expense, the construction and development of the Project. For avoidance of doubt, if BR Investor fails to select a Development Consultant, then there shall be no Development Consultant.

“Development Costs” shall mean all costs set forth on the Development Budget and incurred in connection with the Development Work.

“Development Fee” shall mean the fee payable by Owner to Developer pursuant to the provisions of Section 11.1 of this Agreement with respect to the Development Functions.

“Development Functions” shall mean those obligations, responsibilities and functions of Developer set forth in this Agreement.

“Development Period” shall mean the period commencing on the date hereof and terminating on the date upon which Final Completion is achieved.

“Development Work” shall mean the work described on Exhibit B attached hereto and by reference made a part hereof.

“Development Work Control Report” shall have the meaning set forth in Section 6.2 hereof.

“Draw Request” shall have the meaning set forth in Section 6.2 hereof.

“Event of Default” shall mean any one or more of the events described in Section 12.4 of this Agreement.

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“Final Completion” shall have the meaning set forth in the Construction Contract, or if such term is not defined in the Construction Contract, the corresponding definition in the Construction Contract applicable to the satisfaction of all construction related obligations and meeting the requirements for the final release of all retainage thereunder.

“Force Majeure” shall mean acts of God, war, riots, civil insurrections, hurricanes, tornados, floods, earthquakes, epidemics or plagues, acts or campaigns of terrorism or sabotage, interruptions to domestic or international transportation, trade restrictions, delays caused by any governmental or quasi-governmental entity, shortages of materials, natural resources or labor, labor strikes, governmental prohibitions or regulations including administrative delays in obtaining building permits, inability to obtain materials or any other cause beyond the reasonable control of the Developer.

“Key Persons” shall have the meaning set forth in Section 3.3 hereof.

“LLC Agreement” shall mean that certain Amended and Restated Operating Agreement of Venture, as the same may be amended from time to time.

“Members” shall mean the members of the Venture as defined in the LLC Agreement.

“Monthly Draw Package” shall have the meaning set forth in Section 6.2.1 hereof.

“Monthly Financial Reporting Package” shall have the meaning set forth in Section 6.2 hereof.

“Monthly Reports” shall have the meaning set forth in Section 6.2 hereof.

“Owner” shall have the meaning set forth in the Preamble.

“Owner LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of the Owner.

“Person” shall mean an individual, partnership, corporation, limited liability company, trust, real estate investment trust, unincorporated association, joint stock company or other entity or association.

“Plans and Specifications” shall mean the plans and specifications with respect to the Project approved in writing by Owner, including, without limitation, the plans and specifications more particularly described on Exhibit C attached hereto and by reference made a part hereof.

“Prime” shall mean the rate of interest published in the Wall Street Journal from time to time as the “Prime Rate” and, if such prime rate is not available, a rate of interest which is a reasonable substitute therefor as mutually agreed to by Owner and Developer.

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“Project” shall mean the apartment project and associated site work intended to be completed upon the Property as a result of the Development Work.

“Project Development Schedule” shall have the meaning set forth in Section 3.2.1(m) hereof.

“Property” shall have the meaning set forth in the Recitals.

“Property Manager” shall mean the management agent selected by the Owner to provide property management services in respect of the Project.

“Specialists and Consultants” shall have the meaning set forth in Section 3.2.1(b) hereof.

“Term” shall have the meaning set forth in Section 12.1 hereof.

“TIC Documents” shall mean the Amended and Restated Tenancy in Common Agreement, the Amended and Restated TIC Management Agreement, the Amended and Restated Trust Agreement and the Owner LLC Agreement entered into or to be concurrently entered into by the Beneficiaries that govern the relationship among the Beneficiaries with respect to the Property and the construction of the Project.

"Venture" shall mean BR/CDP CB Venture, LLC, a Delaware limited liability company.

ARTICLE 2
ENGAGEMENT OF DEVELOPER

2.1           Engagement. Owner hereby engages Developer as the exclusive development manager with respect to the Development Work during the Term of this Agreement as provided herein, for the purpose of managing, arranging, supervising and coordinating, the planning, design, permitting, scheduling, construction and completion of the Development Work, all in accordance with and subject to the terms, conditions and limitations herein set forth. Developer hereby accepts such engagement and hereby agrees to diligently perform its duties and the Development Functions hereunder, which performance shall be carried out in a manner at least equal to the standard of care and quality of services rendered by the leading and most reputable companies performing the same or similar type professional services in connection with institutional grade multifamily apartments in the area of the Property. Developer further agrees to apply commercially reasonable business practices in the performance of its duties hereunder, and to comply with all laws and regulations applicable thereto. Developer acknowledges the existence of, and agrees to be bound by, and perform in accordance with, the terms of, the TIC Documents, including the delegation of certain rights by the Beneficiaries to one or more of the Beneficiaries or to one or more managers appointed by such Beneficiaries thereunder.

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2.2           Relationship. With respect to Owner, Developer shall at all times be an independent contractor. No provision hereof shall be construed to constitute Developer or any of its officers or employees as an employee or employees of Owner, nor shall any provision of this Agreement be construed as creating a partnership or joint venture between Developer and Owner. Neither Owner nor Developer shall have the power to bind the other party except pursuant to the terms of this Agreement. This Agreement is not intended to provide or create any agency relationship between Owner and Developer, and Developer shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever, except as expressly provided herein, and Developer agrees that it shall not hold itself out as having authority to act on behalf of Owner in any manner, except as expressly provided herein.

ARTICLE 3
RESPONSIBILITIES OF DEVELOPER

3.1           General Responsibility. Developer’s general responsibility hereunder as Owner’s development manager shall be to manage, arrange, supervise and coordinate, in all respects, the planning, design, construction, leasing, and completion of the Development Work.

3.2           Development Functions. In discharging its general responsibility hereunder with respect to the Development Work, Developer shall perform and discharge (and has performed and discharged under the Original Development Agreement) the specific responsibilities set forth in this Section 3.2, subject to the terms of this Agreement.

3.2.1           Pre-Development Phase. During the pre-development phase of the Development Work, Developer’s responsibilities will include, without limitation, the following:

(a)          Preparing and refining the Development Budget, the current approved form of which is attached to this Agreement as Exhibit D. The Development Budget shall be broken down into such major categories as Owner may request of Developer, including without limitation, estimated costs of procuring and maintaining entitlements and other permits, design costs, construction costs (both hard and soft costs), tenant improvement costs, marketing costs, project administration costs, financing costs and contingencies, but in all respects separated as between the items constituting “hard costs” and the items constituting “soft costs”, as the same is approved by the Construction Lender;

(b)          Recommending to Owner planning, architectural, engineering, interior design and other specialists and consultants for the Development Work (collectively, the “Specialists and Consultants”), coordinating the process for the selection by Owner of such Specialists and Consultants for the Development Work (including a competitive bidding process), reviewing and analyzing proposals from such Specialists and Consultants, and, following approval thereof by Owner, preparation and/or review and evaluation of proposed contracts between Owner and such Specialists and Consultants, and the negotiation of such proposed contracts (it being understood that all contracts shall be signed by Owner and, therefore, are subject to Owner’s prior approval);

(c)          Assisting Owner in establishing the design criteria of the Development Work;

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(d)          Supervising the preparation of boundary and topographic surveys of the Property or applicable portions thereof;

(e)          Supervising the preparation of environmental site assessments and geotechnical reports of the Property to the extent not yet prepared by or on behalf of Owner by Developer;

(f)          Supervising the preparation of site plans showing the location of roads, utilities, buildings, parking areas and other improvements to be constructed in connection with the Development Work;

(g)          Supervising the preparation of preliminary drawings and specifications in accordance with the approved design criteria;

(h)          Defining the concept for the proposed Project including, without limitation, uses, sizes, physical arrangements and utility requirements;

(i)          Analyzing the entitlements required for the proposed Project including zoning, parking requirements, traffic studies, site plan approvals, wetlands permits, DOT access permits, resubdivision requirements, offsite improvements, environmental approvals, etc.;

(j)          If applicable, analyzing major tenant restrictions in the supplemental agreements, leases, and other documents pertaining to the Project;

(k)          Assessing the potential tenants, rents, leasing pace, tenant concessions, and other enticements to tenants;

(l)          Preparing preliminary financial analyses of the proposed Project and recommending whether the proposed Project has sufficient probability of a successful implementation to warrant continuing with the Development Work; and

(m)          Prepare for Owner’s and Construction Lender’s review and approval a detailed project development schedule for the Project (“Project Development Schedule”), including subcategories for permitting, design and construction of the Project. The Project Development Schedule shall be reviewed by Developer and updated on a regular basis by the Contractor and any revisions will be promptly submitted to Owner and the Construction Lender for review and approval.

3.2.2           Design Development Phase. During the design development phase of the Development Work, which shall continue after commencement of the construction phase as to those elements of the Development Work for which final Plans and Specifications, final Development Budget items, and final changes to the Construction Contract have not then been approved by Owner, Developer shall coordinate with Owner, Development Consultant and with the Architect and the Specialists and Consultants, to obtain final drawings and specifications (including mock-ups and color samples) acceptable to Owner, and Developer’s responsibilities will include, without limitation, the following:

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(a)          Securing, on Owner’s behalf, the necessary entitlements to construct the proposed Project (all such entitlements and terms thereof subject to Owner’s prior written approval);

(b)          Cooperating and coordinating with the Property Manager;

(c)          Confirming leasing assumptions, construction costs, offsite improvement costs, and other costs to implement the Project;

(d)          Preparing a recommendation to proceed or not proceed with the construction phase of the Development Work;

(e)          Reviewing, commenting on and coordinating changes in preliminary design and working drawings, specifications and site plans that are requested by Owner or Development Consultant;

(f)          Working with Owner, Development Consultant and with the Architect and the other Specialists and Consultants to enhance compatibility of architectural drawings with other elements of the Development Work such as interior design;

(g)          Preparing a description of standard interior finishes for the interior of the Development Work, together with a proposed budget for the installation of such finishes, for Owner’s approval;

(h)          Obtaining cost estimates from Specialists and Consultants and/or contractors and preparing revisions to the Development Budget for the construction phase in light of design development;

(i)          Advising Owner and Development Consultant with respect to preferred construction methods;

(j)          With the Architect and other appropriate Specialists and Consultants, undertaking cost analysis, value engineering and constructability reviews for the Project and evaluating design alternatives;

(k)          Coordinating the finalization and approval by Owner of final drawings and specifications, including landscaping plans, mechanical and electrical drawings, architectural appearance, and interior design schemes for common areas;

(l)          Identifying and recommending to Owner and Development Consultant proposed major subcontractors for the Development Work, coordinating the process for the approval by Owner of the major subcontractors that are selected by the Contractor to the extent required under the LLC Agreement or the TIC Documents, analyzing proposals from such proposed major subcontractors and reviewing for acceptability the bids received from major subcontractors;

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(m)          Preparing and/or reviewing and evaluating agreements with Contractor, which agreements may require Contractor or specified major subcontractors to furnish payment and performance bonds for work on the Development Work, if such requirement is requested in writing by Owner or Development Consultant, and, if requested by Owner or Development Consultant, negotiating such agreements (it being understood that all agreements with the Contractor shall be signed by Owner and, therefore, subject to Owner’s prior approval);

(n)          Administering and overseeing the selection by Contractor of major subcontractors and others as appropriate for construction of any improvements Owner authorizes to be constructed on the Development Work;

(o)          Obtaining, through Contractor and on behalf of Owner, all building, development, and other permits and governmental approvals necessary to commence construction of the Development Work.

3.2.3           Construction Phase. Once construction of the Development Work commences, Developer will serve as a general construction consultant, and Developer’s responsibilities with respect to the Development Work will include, without limitation, the following:

(a)          Making visits to the job site as and when necessary to perform its obligations pursuant to, and in accordance with, the terms of this Agreement to review the work and progress of construction with Contractor and with the Architect and the other Specialists and Consultants, including, without limitation, observing Contractor’s final testing, start-up and initial operation, which initial operation shall be in good working order, of all utilities, operational systems and equipment. Developer shall oversee the testing and delivery of all building systems in consultation with Owner to ensure complete working operation prior to acceptance by the Owner;

(b)          Consulting with Owner and Development Consultant regarding proposed changes and modifications to the Plans and Specifications which are material in nature (i.e. which will result in increases to the Development Budget of more than $25,000 per change, and $75,000 in the aggregate, provided, however, that for any changes and modifications that do not reach such levels Developer may implement such changes at its discretion), obtaining Owner’s written approval, subject to Section 4.1, as a condition of implementation of any changes and modifications, coordinating issuance of change orders if and when changes as described above are approved in writing by Owner, Contractor, and other necessary parties;

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(c)          Responding promptly (and in writing if requested) to any questions from Owner and/or Development Consultant regarding the work or progress of construction, construction methods, scheduling, and the like;

(d)          Coordinating the turnover of portions of the Development Work as and when the same are appropriately completed, including performing walk-throughs to identify punch list items and timely ensuring the follow through completion of all such punch list items;

(e)          Coordinating, overseeing and managing in a commercially reasonable and efficient manner all efforts by all appropriate parties to complete the Development Work in accordance with the Plans and Specifications thereof and within the Project Development Schedule, as the same may be amended from time to time with the approval of all necessary parties, such efforts to include, without limitation, assisting in the scheduling of inspections and the preparation and timely disposition of all punch lists;

(f)          Coordinating, overseeing and managing in a commercially reasonable and efficient manner all efforts by all appropriate parties to timely complete the punch list items identified by Development Consultant, Owner, Architect, Specialists and Consultants, Contractor and Developer;

(g)          Managing compliance by Contractor with the Construction Contract, including, without limitation, monitoring insurance certificates of the Contractor and all subcontractors, submission of applications for payment and supporting documentation;

(h)          Causing the Contractor to maintain at the Project site for Owner and Development Consultant one record copy of all contracts, drawings, specifications, addenda, change orders and other modifications, in good order and marked currently in readable form to record changes and selections made during construction, and in addition, approved shop drawings, product data, samples and similar required submittals. Developer shall further cause the Contractor to maintain records, in duplicate, of principal building layout lines, elevations of the bottom of the footings, floor levels and key site elevations certified by a qualified surveyor or professional engineer. All such, and all other, project and construction related documents shall be always available to Owner for inspection and shall be copied for Owner by Developer at Owner’s expense on reasonable written notice;

(i)          Arranging for the delivery, storage, protection and security of Owner-purchased materials, systems and equipment that are a part of the Project until such items are incorporated into the Project;

(j)          Facilitating and implementing in a commercially reasonable and expedient manner all close-out duties to complete the Development Work;

(k)          Obtaining, or causing the Contractor to obtain, on behalf of Owner, a permanent certificate of occupancy (or other appropriate and necessary governmental permission to occupy) with respect to the portions of the Development Work which will require the same;

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(l)          Obtaining all final warranties (and all related documentation), to the extent provided for in the Construction Contract from Contractor and any subcontractors with respect to the Development Work and construction of the Project and all materials provided in connection therewith for the benefit of Owner; and

(m)          Subject in all cases to the approval of the Owner and the Construction Lender under the Construction Loan, facilitating and implementing the process of submitting Draw Requests for approvals, collecting and providing all applicable back up and documentation necessary for such Draw Requests to be processed by the Construction Lender in accordance with the terms of the Construction Loan and overseeing the proper expenditure or distribution of all such funds to the parties entitled thereto once released by the Construction Lender or Owner for purposes of paying such related expenses. Developer shall be responsible for all associated accounting and record keeping on behalf of Owner with respect to any Draw Requests and fund disbursements, and in connection therewith shall provide contemporaneous notices to the Owner of any Draw Requests submitted in connection with the Development Work and the construction of the Project along with copies of all documentation submitted in connection with any Draw Request and any disbursements from Construction Lender related thereto. Developer will further cooperate with Owner in providing complete access (upon reasonable written notice) to all associated records of Developer in connection therewith, at Owner’s cost.

3.2.4           All Phases. During all phases of the Development Work, Developer’s responsibilities will include, without limitation, the following:

(a)          Providing Owner and Development Consultant with the Monthly Reports as provided in Section 6.2 hereof so as to keep Owner fully apprised of the progress of development;

(b)          Preparing and submitting to Owner and Development Consultant supplements and refinements to the Development Budget for Owner’s approval as development of the Development Work moves through its various phases to completion;

(c)          Monitoring the Project Development Schedule and the progress of development and construction of the Project in comparison thereto;

(d)          Notifying Owner and Development Consultant of any actual or anticipated change in the Project Development Schedule of which Developer becomes aware, including promptly advising Owner of any delays in the Project Development Schedule and the reasons for any such delay;

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(e)          Recommending to Owner and Development Consultant any application of contingency (which application of contingency shall be subject to Owner’s prior written approval);

(f)          Advising Owner with respect to obtaining any variances or rezoning of such portion of the land included within the Development Work as are necessary or appropriate to cause the Development Work to be in compliance with applicable codes, laws, regulations and ordinances. Upon receipt of Owner’s written approval, make or agree to any changes to the site-plan, subdivision or zoning of the Development Work or any portion thereof;

(g)          Advising Owner with respect to (1) all dealings with all governmental authorities who have control over the development of the Development Work and the construction of all improvements, and (2) the contest by Owner of any law, regulation or rule which Owner deems to adversely affect the Development Work;

(h)          Coordinating and managing the performance of Contractor, the Architect and the other Specialists and Consultants under their respective contracts with Owner and giving or making Owner’s instructions, requirements and approvals provided for in such contracts after obtaining Owner’s written approval with respect thereto;

(i)          Using commercially reasonable and diligent efforts to resolve and settle any conflict among Contractor, the Architect and the Specialists and Consultants and keeping Owner and Development Consultant fully informed with respect to such conflicts and settlement discussions;

(j)          Assisting Owner and Development Consultant with respect to Owner’s negotiations with all applicable utility companies, whether governmental or otherwise, for the installation of all applicable utility services to the Project on a timely basis, with Owner bearing the cost of all required utility deposits and costs of installation;

(k)          Organizing and coordinating a schedule of monthly draw meetings or teleconferences to be attended by Developer, Owner and Development Consultant, which such schedule shall set forth the dates on which the monthly draw meetings will be held;

(l)          Reviewing applications for payment submitted by Contractor and other Specialists and Consultants and preparing documentation for all requests for payments from Owner, in form and content sufficient to permit Owner and Development Consultant to determine the appropriateness of such payments;

(m)          Coordinating the performance of any tests and inspections required by lender or governmental authority;

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(n)          Subject to the terms of this Agreement, taking whatever actions are appropriate to accomplish completion of the Development Work in accordance with the Project Development Schedule, within the approved Development Budget, and in accordance with standards and specifications approved by Owner and in compliance with the Plans and Specifications and applicable law;

(o)          Subject to the terms of this Agreement, using reasonable efforts to comply or cause compliance by the appropriate party with the Owner’s obligations relating to the development of the Project undertaken by Owner in any written agreement (including loan agreements, mortgages and leases) and notifying Owner and Development Consultant promptly in the event Developer becomes aware of any noncompliance;

(p)          In addition to, and in furtherance of, the obligations under 3.2.3 (m) above, sending to Owner and Development Consultant the Monthly Draw Package and, at Owner's request, copies of all notices received by Developer from the Architect, Contractor, the Specialists and Consultants and governmental authorities;

(q)          Advising Owner with respect to any master planning issues relating to the Development Work, including, but not limited to, traffic planning issues, historic preservation issues, aesthetic issues relating to buildings and sites, and building occupancy criteria issues;

(r)          Timely filing on behalf of, and as agent for, Owner any notices of completion required or permitted to be filed and taking such action as may be required to obtain required licenses or permits;

(s)          Recording and reporting to Owner and Development Consultant the progress of the construction of the Development Work, which reports shall be made on a monthly basis in accordance with Section 6.2;

(t)          Causing complete and accurate files, books of account and other records of all development and construction costs and expenses of the Development Work incurred by Owner to be prepared and maintained;

(u)          Cooperating in all respects with Owner, the Members of the Owner, and their respective agents and representatives (including, without limitation, Development Consultant) in connection with construction of the Project and the performance of the Development Work; and

(v)         Performing generally such other acts and things as may be required in accordance with this Agreement for the full and complete supervision and coordination of the planning, design, development and construction of the Development Work and advising and consulting with Owner and Development Consultant with respect thereto.

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No delegation by Developer of any of its obligations hereunder (except pursuant to Owner-approved agreements with Specialists and Consultants) shall be permitted without the prior written consent of Owner in its sole discretion and no such delegation shall relieve Developer of any responsibility or liability with respect to such obligations hereunder.

3.2.5           Completion of the Development Work. Developer hereby agrees to diligently use its commercially reasonable efforts and shall devote sufficient time and personnel to cause the Development Work to be completed in compliance with the time parameters established therefor by Owner as herein provided and in compliance with such contractual obligations of Owner, including obligations under loan agreements, mortgages and leases, and to cause the construction of those improvements approved by Owner within the Development Work to be completed on or before the projected completion date of the Development Work (as determined from the Project Development Schedule), in accordance with the Development Budget (as the same may be revised as contemplated herein) for the Development Work, and in compliance with applicable law and the Plans and Specifications, to the extent the Owner has provided funds therefore to the extent required under this Agreement, but in all instances, subject to delays caused by Force Majeure, no later than November 30, 2017, as determined by the issuance of a final certificate of occupancy for the Project measured from Effective Date.

3.3           Employees. Developer shall have in its employ at all times a sufficient number of capable employees to enable Developer to properly perform its duties and obligations under this Agreement including, without limitation, managing, arranging, supervising and coordinating activities necessary to achieve completion of the Development Work in accordance with the Project Development Schedule. Except as expressly included in the Development Budget, or as otherwise provided in Section 11.2 hereof, Developer shall be responsible out of Developer’s own funds for all costs and expenses related to the employment of such personnel. All persons employed by Developer in the performance of its responsibilities hereunder shall be the employees of Developer and not of Owner (provided that any independent contractors shall not be deemed employees of either Developer or Owner), and shall be exclusively controlled by Developer and not by Owner, and Owner shall have no liability, responsibility or authority with respect thereto. The identity of the “Development Manager” and other key personnel involved in the development of the Development Work are listed on Exhibit E attached hereto (“Key Persons”) and by reference made a part hereof.

3.4           Information. Developer shall use reasonable efforts to keep Owner and Development Consultant fully informed on an up-to-date basis of the progress of the development, design and construction of any work to be accomplished in connection with this Agreement, including (a) all scheduled meetings to be held with governmental officials, (b) all meetings of the Development Work construction team, which may include Owner and Development Consultant and the contractors, architects and engineers engaged in connection therewith, and (c) any defaults, or potential defaults, of any material nature under this Agreement or any of the agreements entered into in connection with this Agreement (including, without limitation, loan agreements, mortgages and leases). All notices, Monthly Reports, documents and other such information required to be delivered by Developer to Owner under this Agreement shall be delivered to the parties set forth in Section 13.7 hereof.

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3.5           Mechanic’s Liens. If any mechanic’s lien or other encumbrance shall be filed against the Project or the Property or any portion thereof because of any negligence or willful misconduct by Developer, whether or not arising from the development of the Project or subsequent repair, maintenance, alteration or otherwise, unless such lien shall be filed as a result of Owner’s breach of its obligations hereunder or Owner's negligence or willful misconduct, Developer shall, at its own cost and expense, cause the same to be discharged of record, bonded over (as provided under applicable laws of the state in which the Project is located and subject to any additional requirements of the Construction Lender) and/or insured over (in form and amount as required by the Construction Lender) by the title insurer for the benefit of Owner and/or the Construction Lender, within thirty (30) days after the filing of any such mechanic’s lien or such earlier period required under any applicable loan documents. So long as Developer complies with the preceding sentence, Developer may contest any such lien or encumbrance so long as such contest does not create an imminent danger of foreclosure of such lien or encumbrance. If Developer fails to comply with the foregoing provisions, Owner shall have the option, on ten (10) Business Days’ prior notice to Developer, to discharge, bond or insure over any such lien, charge, order or encumbrance, and Developer shall reimburse Owner for all reasonable costs and expenses thereof, including reasonable attorneys’ fees and costs (provided that Owner may, at its option, elect to offset such sums against the next installment of the Development Fee that may be due and payable to Developer under this Agreement).

3.6           Warranties and Guarantees. Developer shall secure in the name of Owner all warranties and guarantees of the work by the Contractor, suppliers and manufacturers of components of the Project. Such warranties shall be assigned to Owner. After final completion of the Project and during the period of time which any particular warranty survives, Developer shall assist Owner with enforcing any warranties or guarantees with respect to the Project upon request and shall be reimbursed for its reasonable out-of-pocket costs in connection therewith. If there is an opportunity to purchase extended warranties or guarantees from the Contractor or any subcontractor, manufacturer or supplier with respect to the mechanical systems, roof or structural components of the Project, Developer shall present such opportunity to Owner promptly upon Developer being made aware of the availability thereof. If Owner so elects, Developer shall purchase such extended warranty or guaranty at Owner’s cost for Owner’s benefit and Owner shall reimburse Developer for the cost of such extended warranty.

ARTICLE 4
DEVELOPMENT BUDGET

4.1           Implementation of Development Budget. Developer is hereby authorized and directed to implement the Development Work in compliance with the Development Budget and as otherwise provided in this Agreement. Developer may, subject to the terms of this Agreement, make any expenditures and incur any obligations provided for in the Development Budget, as it may be revised from time to time as provided herein. Developer shall use prudence and diligence and shall employ its commercially reasonable efforts to ensure that the actual costs incurred for each Budget Category as set forth in the Development Budget shall not exceed such category in the Development Budget. Developer shall advise Owner in Monthly Reports if it appears that the total costs in any Budget Category specified in the Development Budget is reasonably expected to exceed the amount budgeted therefor. All expenses shall be charged to the proper Budget Category in the Development Budget, and no expenses may be classified or reclassified for the purpose of avoiding an excess in the budgeted amount of a Budget Category without Owner’s prior written approval. The Developer shall be permitted to make any reallocations among line items and/or to apply savings and contingency amounts under the Development Budget without Owner’s prior approval to the extent CB Developer, LLC has such rights in the LLC Agreement. Developer shall secure Owner’s prior written approval before incurring and paying any cost which exceeds the budgeted amount therefor in the Development Budget.

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4.2           Revision of Development Budget. If Developer at any time determines that the Development Budget for the Development Work is not compatible with the then-prevailing status of the Development Work and does not or is not reasonably expected to adequately provide for the completion of the Development Work under the remaining and unspent portion of the applicable categories of the Development Budget, Developer shall promptly prepare and submit to Owner and Development Consultant an appropriate revision of the Development Budget for Owner’s consideration. Any such revision shall require the prior written approval of Owner (not to be unreasonably withheld, conditioned or delayed) and consent of the Construction Lender as provided in the Construction Loan documents, and if Owner objects to any such revision or if any required authorization from the Construction Lender has not been obtained, then the Developer will not have the authority to incur any cost or expense reflected in the proposed revision.

4.3           Emergencies. Notwithstanding any limitations herein provided, but subject in all events to the terms of the Construction Loan, Developer may spend funds in reasonable amounts or incur reasonable expenses on behalf of Owner in circumstances which Developer reasonably and in good faith believes constitute an Emergency (any circumstance in which immediate harm to person or property is present an "Emergency"). Developer shall, in any case, notify Owner and Development Consultant as soon as reasonably practicable, both orally and in writing, of the existence of such Emergency, of the action taken by Developer with respect thereto and the related cost thereof.

ARTICLE 5
AUTHORITY OF DEVELOPER

5.1           General Authority. Developer shall carry out and discharge the responsibilities and obligations of Developer under this Agreement (including, without limitation, all of the responsibilities imposed upon Developer under Article 3 hereof); provided, however, that Developer shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever except to the extent specifically provided herein or otherwise specifically authorized in writing by Owner or any agent or manager of Owner or its Beneficiaries to whom such approval authority may, from time to time, have been delegated.

5.2           Execution of Documents and Agreements. Owner agrees to review any contracts or agreements submitted by Developer to Owner for Owner’s signature and to execute any such contracts or agreements approved by Owner so as to not cause any undue delay in the Project Development Schedule.

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5.3           Certain Owner Approvals. Notwithstanding any provisions of this Agreement (including, without limitation, Section 4.1 hereof), but without limiting the other restrictions on Developer’s authority contained herein, Developer shall not take any action, expend any sum, make any decision, give any consent, approval or authorization, enter into any agreement or incur any obligation with respect to any of the following matters unless and until the same have been approved in writing by Owner (which approvals Owner shall grant or withhold within three (3) Business Days after receipt of a written request, provided that if the Construction Lender’s consent or approval is required therefor under the loan documents or under the LLC Agreement, then such 3 Business Day period shall be tolled until the Construction Lender’s or Owner's consent or approval, as the case may be, is granted):

(a)          Entering into any construction or architectural contracts or any contract with any Specialists or Consultants or any other contract related to, or in connection with, the Development Work or any amendments to such contracts, or taking any action, omitting to take action or giving any notice, the taking, omission or giving of which will (i) result in the release or discharge of any party to any such contract, or (ii) consent to any other party to any contract to assign or otherwise transfer its rights or obligations thereunder.

(b)          Authorizing the preparation of any architectural plans, specifications and drawings.

(c)          Subject to Section 3.2.3(b) of this Agreement, authorizing or approving any proposed change in construction or in the Plans and Specifications therefor as previously approved by Owner or in the cost thereof, or any other change which would materially affect design, value or quality of the Development Work.

(d)          Entering into or amending any agreement or other arrangement for the furnishing to or by Owner of goods or services, to the extent Owner’s obligation under such agreement or arrangement exceeds, in any calendar year, Thirty Thousand Dollars ($30,000).

(e)          Commence, settle or otherwise compromise any litigation for or on behalf of Owner.

(f)          Except as expressly provided in this Agreement, commit or otherwise obligate Owner in any manner with any party including, without limitation, any governmental authority, utility company, lender, tenant, Specialist or Consultant, Contractor or Architect.

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ARTICLE 6
ACCOUNTING AND REPORTS

6.1           Books of Account. Developer shall maintain or cause to be maintained for a period of not less than two (2) years after the Completion Date of the Development Work, proper and complete records and books of account which shall fully and accurately reflect the planning, design, permitting, scheduling, construction, leasing and completion of the Development Work. All entries to such books of account shall be supported by sufficient documentation to permit Owner, the Members and Managers of Owner, Development Consultant and any of their respective auditors to ascertain that said entries are properly and accurately recorded. Such books of account shall be located at Developer’s principal office and shall be maintained in accordance with Developer's standard accounting methods consistently applied. Developer shall keep vouchers, statements, receipted bills and invoices and all other records covering all collections, if any, disbursements and other data prior to final completion of construction. During the requisite two (2) year period, at Owner’s request the originals of all such accounts and records, including all correspondence, shall be delivered to Owner without charge therefor. Records and accounts shall be maintained on a basis sufficient to permit the preparation therefrom of financial statements in accordance with generally accepted accounting principles and shall be adequate to provide Owner, the Members of Owner and their respective representatives with all financial information as may reasonably be needed by any of the foregoing. Upon the expiration of the requisite two (2) year period or later, if Developer seeks to destroy such records, Developer shall provide BR Investor and Owner with the opportunity to copy or maintain the original records and accounts at no additional cost. This Section 6.1 shall survive any termination of this Agreement.

6.2           Monthly Reports. On a date to be specified by Owner for each calendar month during the Development Period for the Development Work, Developer shall prepare a “Draw Request,” a “Development Work Control Report” and a “Monthly Financial Reporting Package” with respect to the Development Work, and shall cause the same to be delivered to Owner and Development Consultant certified by Developer as true, complete and correct (collectively, the “Monthly Reports”).

6.2.1           Draw Request; Monthly Draw Package. The Draw Request for the month shall include a Development Work cost summary spreadsheet which shall be a static financial account of all costs incurred (hard and soft) substantially in the form of the monthly draw package attached hereto as Exhibit F (as the same may be modified by any requirements of the Construction Lender that is disbursing such funds on behalf of Owner) and with which Developer shall submit (or cause the Contractor to submit) AIA documents G 702 Application for Payment (approved and notarized, where applicable, by the Architect) and G 703 Continuation Sheet for each direct contract in place, along with completed lien waivers (the “Monthly Draw Package”) and statement of any funding required from Owner.

6.2.2           Development Work Control Report. The Development Work Control Report shall include an updated Project Development Schedule, the most current progress reports or other written reports received from the Contractor, Architect or the Specialists or Consultants, and a comparison of the amount of actual costs incurred as of the effective date of such report to the budgeted costs as of such date, shown on a line item basis using the same categories or line items set forth in the applicable Development Budget. The Development Work Control Report shall also include information with respect to the status of claims, contractor defaults, Force Majeure events or other such problems encountered during the Development Period, and shall otherwise be in a form and contain types of information satisfactory to Owner.

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6.2.3           Monthly Financial Reporting Package. The Monthly Financial Reporting Package shall include the following statements: (i) a balance sheet as of the twenty-fifth (25th) day of the preceding calendar month, (ii) the Draw Request as of the twenty-fifth (25th) day of the preceding calendar month, (iii) a reconciliation between the Draw Request and the Development Budget as of the twenty-fifth (25th) day of the preceding calendar month, reflecting a comparison of the amount of actual costs incurred as of such date to the budgeted costs as set forth in the Development Budget and (iv) a monthly bank statement and reconciliation. All documents shall be type written and shall not have any handwritten changes to dollar values. Any handwritten changes of a non-dollar nature shall be initialed and dated by the person who made the change. Each such report shall be certified by an officer of Developer. Neither the giving of notice by Developer to Owner of excess expenditures in any month nor the payment of such excess expenditures, shall act to amend or otherwise modify the Development Budget unless such modification is specifically approved by Owner in writing. Developer shall provide the reports set forth in this Section 6.2.3 on or before the twenty-fifth (25th) day of the month following the month for which reporting is being provided.

6.3           Examination of Books and Records. Owner, the Members and Managers of Owner, and their respective agents and representatives, at Owner’s expense, shall have the right at all reasonable times during normal business hours and upon at least twenty-four (24) hours’ advance notice, to audit, examine, and make copies of or extracts from the books of account and records maintained by Developer with respect to the Development Work. If Owner shall notify Developer of either weaknesses in internal controls or errors in record keeping, Developer shall correct such weaknesses and errors as soon as possible after they are disclosed to Developer. Developer shall notify Owner in writing of the actions taken to correct such weaknesses and errors. If any such audit shall disclose any overpayment by Owner to Developer, written notice of such overpayment shall be provided to Developer and the amount of such overpayment shall be promptly reimbursed by Developer to Owner together with interest at the Prime rate plus one percent (1%) from the date of overpayment by Owner until the date repaid by Developer. This Section 6.3 shall survive any termination of this Agreement.

6.4           REIT Compliance. Within fifteen (15) days of the end of each quarter of each fiscal year of Venture, upon receipt of a written request therefor, Developer shall cause to be furnished to Venture (or any member of Venture making the request) such information as reasonably requested by such party, and to the extent not readily available, which may be reasonably prepared by the Developer at the expense of the requesting party, as is necessary for any such party (whether a direct or indirect owner) to determine its qualification as a Real Estate Investment Trust and its compliance with REIT Requirements (as defined in the LLC Agreement) as shall be requested by the requesting party. Further, the Developer shall cooperate in a reasonable manner at the request of Venture (or any member of Venture making the request), at the expense of the requesting party, to work in good faith with any designated accountants or auditors of such requesting party or its affiliates so that such requesting party or its affiliate is able to comply with any public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of such requesting party or any of its affiliates in connection therewith, including for purposes of testing internal controls and procedures of such requesting party or its affiliates.

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ARTICLE 7
DEVELOPMENT COSTS

7.1           Payment of Costs. Except as otherwise provided in this Agreement, the TIC Documents and the LLC Agreement, all costs and expenses incurred in connection with the development of the Development Work shall be the sole responsibility of Owner.

7.2           Method of Payment of Development Costs. On a date to be specified by Owner for each month (in no event earlier than the 10th day of any month in question), Developer shall deliver to Owner and Development Consultant the Monthly Report detailing the Development Costs incurred prior to the twenty-fifth (25th) day of the preceding month and the amounts that need to be paid. Owner shall, subject to the provisions of Section 8.2 below, within fifteen (15) calendar days (or such longer period as necessary to obtain Construction Lender’s approval or consent and to obtain the corresponding disbursement of loan proceeds under the Construction Loan, as applicable, or as otherwise approved by Owner), advance the funds to Developer necessary for payment and Developer shall promptly thereafter make such payments, or Owner may elect to make such payments directly.

ARTICLE 8
OWNER’S FUNDS

8.1           Separate Accounts. Payments made by Owner (and the Construction Lender under the Construction Loan, if applicable) pursuant to an approved Monthly Report may be made, at Owner’s (or the Construction Lender’s) discretion, directly to the parties to whom payment is owed or may be made to an account of Owner over which Developer has signature authority for further disbursement to the Architect(s), Contractor, the Specialists and Consultants, suppliers, tenants and other creditors. Such account or accounts shall be subject to withdrawal only upon the signature or signatures of individuals approved by Owner. Owner shall have the right at any time to terminate Developer’s authority with respect to such accounts. Such account or accounts shall be maintained by Owner in such financial institutions as may be selected by Owner. All such funds shall be and shall remain the property of Owner and shall be disbursed by Developer in payment of the obligations of Owner incurred in connection with the development and construction of the Project and the performance of the Development Work, or, subject to the provisions of Section 8.2 below, shall be disbursed to Owner at Owner’s request. Developer shall not commingle Owner’s funds with the funds of any other Person and shall disburse Owner’s funds only in accordance with Draw Requests approved by Owner and, if applicable, the Construction Lender under the Construction Loan.

8.2           Owner’s Duty to Provide Funds. Except as otherwise provided herein and in the TIC Documents, Owner agrees that Owner will provide, as and when necessary, all such amounts as are required to pay when due all current obligations of Owner in connection with the development and construction of the Project and the performance of the Development Work, including all obligations of Owner to Developer hereunder. Lien waivers will be accepted not more than one (1) month in arrears. In addition to the actual lien waivers, a “lien waiver summary spreadsheet” shall be supplied by either Contractor or Developer such that a Development Work-to-date review of lien waivers submitted can be reviewed. Developer shall promptly notify Owner with a reasonably detailed explanation if there are insufficient funds in the account described in Section 8.1 above. Provided Developer has delivered the Monthly Draw Package in accordance with the provisions of Article 7 and Owner and the Construction Lender has approved same, the Development Costs set forth in such Monthly Draw Package shall be payable as provided in Section 7.2.

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8.3           Investment of Owner’s Funds. If at any time there are in the bank account or accounts established pursuant to Section 8.1 above, funds of Owner, from whatever sources, temporarily exceeding the immediate cash needs of the Development Work, Developer shall promptly advise Owner of the existence of such excess funds, and Developer may (and at the direction of Owner shall) invest such excess funds in such savings accounts, certificates of deposit, United States Treasury obligations, commercial paper, money market accounts, repos, and the like, as Owner shall direct, provided that the form of any such investment shall be consistent with Developer’s need to be able to liquidate any such investment to meet the cash needs of the Development Work from time to time. All interest or other income resulting from such investment shall be the property of Owner and shall be held and disbursed by Developer in accordance with this Article 8.

ARTICLE 9
INDEMNITY; LIABILITY; PLANS

9.1           Indemnity of Owner. Developer hereby agrees to indemnify, defend and hold harmless Owner and its respective officers, directors, shareholders, partners, managers, members, parents, subsidiaries, trustees, beneficiaries, investment advisors, licensees, agents, employees and successors and assigns (each, an “Indemnified Party”), to the extent of any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including without limitation reasonable and actual attorneys’ fees and court costs incurred in connection with the enforcement of this indemnity or otherwise), suffered or incurred by such Indemnified Party to the extent of (i) fraud, gross negligence or willful misconduct of Developer in connection with this Agreement, the Original Development Agreement or Developer’s services or work hereunder or thereunder, (ii) Developer acting outside the scope of its duties or authority hereunder, (iii) any Event of Default or (iv) any violation by Developer of applicable law. Developer shall have the right to defend, and shall defend, at its expense and by counsel of its own choosing (subject to the applicable Indemnified Party’s approval of such counsel, not to be unreasonably withheld), against any claim or liability to which the indemnity agreement set forth in this Section 9.1 would apply. Any settlement of any such claim or liability by Developer shall be subject to the reasonable approval of the applicable Indemnified Party. The right of any Indemnified Party to be defended hereunder, to defend or settle any such claim shall be limited to those cases where Developer has failed or refused to defend after written notice to Developer or to where any Indemnified Party to be defended hereunder reasonably determines that a conflict of interest exists. Developer or Owner, as applicable, shall regularly apprise the other of the status of all proceedings.

9.2           Survival of Indemnity. The provisions of Section 9.1 hereof shall survive the completion of Developer’s services hereunder or any termination of this Agreement.

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9.3           No Obligation to Third Parties. Except as otherwise provided in Section 9.1 hereof, none of the responsibilities and obligations of Developer or Owner under this Agreement shall in any way or in any manner be deemed to create any liability of Developer or Owner to, or any rights in, any Person other than Owner or Developer.

9.4           Ownership of Plans. As between Owner and Developer, all plans, drawings and specifications prepared for Owner pursuant to this Agreement shall remain the property of Owner whether or not the Development Work is completed, and Developer shall not make use of any of such plans, drawings or specifications for any other Development Work or for any other purpose.

9.5           Nature of Developer’s Duties and Responsibilities. Owner hereby acknowledges that Developer’s duties and responsibilities hereunder with respect to the development and construction of the Project and the performance of the Development Work consist only in managing, arranging, supervising and coordinating the planning, design, permitting, scheduling, construction, and completion of the Development Work and the performance of the other Development Functions and duties under this Agreement which relate to the Development Work, all in accordance with, and subject to the limitations of, the terms of this Agreement; that Developer is not itself preparing any architectural or engineering plans, designs, specifications or performing any construction required for the development or completion of the Development Work; and that Developer is not responsible for, and will not be liable for, any work, act, omission, negligence, gross negligence or intentional misconduct of any other party (other than parties affiliated with Developer) employed by Owner or performing work for Owner in connection with the Development Work. Nothing in this Section 9.5 shall be deemed to relieve Developer from any responsibility or liability it may have for fraud, gross negligence, willful misconduct or a breach by Developer of its obligations under this Agreement.

ARTICLE 10
INSURANCE

10.1         Insurance Requirements. Throughout the Term of this Agreement, insurance with respect to the Development Work shall be carried and maintained in force in accordance with the provisions contained in Exhibit G attached hereto and incorporated herein by this reference, with the premiums and other costs and expenses for such required insurance to be borne as provided in Exhibit G attached hereto. A copy of a certificate of insurance in force, issued by the insurer as provided in Exhibit G attached hereto, shall be delivered by the party required to maintain such insurance to the other party on or before the commencement of development activities on the Property, and with respect to renewal or replacement policies, not less than thirty (30) calendar days prior to the expiration of the policy being renewed or replaced.

10.2         Waiver of Subrogation. Each insurance policy maintained by Owner and Developer with respect to the Development Work shall contain a waiver of subrogation clause, so that no insurer shall have any claim over or against Owner or Developer, as the case may be, by way of subrogation or otherwise, with respect to any claims which are insured under any such policy.

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ARTICLE 11
COMPENSATION OF DEVELOPER

11.1         Development Fee for the Development Work.

(a)          For and in consideration of the services rendered by Developer with respect to the Development Work, Owner shall, subject to and in accordance with the terms and provisions of this Agreement and the Construction Loan, pay to Developer during each month of the Term, the Development Costs for the applicable month together with the applicable monthly installment of the Development Fee. The Development Fee shall be $1,481,650.

(b)          The Development Fee shall be deemed earned and payable, subject to any Construction Lender requirements under the Construction Loan, in twenty two equal monthly installments beginning with a November 2015 payment, payable together with the Development Costs for the applicable month in accordance with the provisions of Section 7.2. Owner agrees to use commercially reasonable efforts to negotiate terms in the Construction Loan documents to reflect the payment schedule set forth in this Section 11.1(b). To the extent the Construction Loan provides for a different schedule for the funding and payment of the Development Fee, the payment provisions set forth herein shall be deemed automatically modified and amended to comply with the terms of the Construction Loan, including any modification to the timing of the payment of any unpaid amount of the Development Fee not disbursed through the Monthly Draws under the Construction Loan until Final Completion as provided for in the Construction Loan; and

(c)          The Development Fee shall not exceed the amount listed in the Development Budget annexed hereto as Exhibit D as the “Development Fee”, provided, however, that if there is a material change in the scope of the Development Work, Developer and Owner shall negotiate in good faith to adjust, upward or downward, as applicable the Development Fee to reflect the increase or decrease in the Development Budget resulting from such change in scope.

11.2         Reimbursement of Advances. Developer shall not be required to advance any of its own funds for the payment of any costs and expenses incurred by or on behalf of Owner in connection with the Development Work, but if Developer, pursuant to authority granted to Developer by Owner in writing, advances Developer’s own funds in payment of any of such costs and expenses covered by the Development Budget or that Developer is permitted to incur hereunder, Owner agrees to reimburse Developer for such costs and expenses. The amounts to be reimbursed by Owner to Developer pursuant to this Section 11.2 shall be paid monthly, within thirty (30) calendar days after receipt by Owner of a bill therefor accompanied by supporting statements, invoices, documents or, if such bill and supporting documentation is not available due to the nature of the cost or expense incurred, an explanation in reasonable detail from Developer of the costs and expenses to be reimbursed.

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11.3         Late Payments. Any amounts or sums due from Owner to Developer under this Agreement which are not paid when due (where such non-payment continues for sixty (60) calendar days after written notice from Developer to Owner specifying the payment Owner has failed to make) shall bear interest at the Prime rate plus one percent (1%) from the date such payment was due.

11.4         Duplicate Payments. Any particular fees payable or expenses or costs reimbursed to Developer under this Agreement shall not be paid or reimbursable to Developer or any Affiliate of Developer under any other agreement, and any fees payable or expense or cost reimbursed to Developer or any Affiliate of Developer under any other agreement shall not be paid or reimbursed to Developer under this Agreement, it being the intention and agreement of the parties that Developer and its Affiliates shall be paid or reimbursed only once for any particular fee or reimbursable expense or cost.

ARTICLE 12
TERM AND TERMINATION

12.1         Term. The term of this Agreement (the “Term”) shall commence on the effective date of this Agreement and shall continue until the date upon which Final Completion is achieved, unless this Agreement is earlier terminated pursuant to the provisions contained in this Agreement.

12.2         Intentionally Omitted.

12.3         Termination Upon Sale; Change in Control. This Agreement shall be terminable by Owner upon written notice to Developer of (a) the sale by Owner of all of its right, title and interest in and to the entire Property (including any sale by assignment, foreclosure, deed in lieu of foreclosure, foreclosure or sale of all of the ownership interests in Owner, or otherwise); or (b) the sale by Owner of all of its right, title and interest in and to the entire Project (including any sale by assignment, foreclosure, deed in lieu of foreclosure, foreclosure or sale of all of the ownership interests in Owner, or otherwise), (c) the sale or other transfer of the membership interest held by CB Developer, LLC in Venture (other than to an affiliate thereof as permitted under the LLC Agreement) or (d) any sale or transaction or series of transactions which result in any two of Rob Meyer, Mark Mechlowitz, Robert Fishel and Jorge Sardinas no longer owning a majority of, and having control over the management of, Developer.

12.4         Developer Default. Upon the happening of any Event of Default by Developer, Owner shall have the absolute unconditional right, in addition to all other rights and remedies available to Owner at law or in equity, to terminate this Agreement by giving written notice of such termination to Developer. Any one or more of the following events shall constitute an “Event of Default” by Developer under this Agreement:

(a)          If Developer shall fail to observe, perform or comply with any term, covenant, agreement or condition of this Agreement which is to be observed, performed or complied with by Developer under the provisions of this Agreement, and such failure shall continue uncured for thirty (30) calendar days after the giving of written notice thereof by Owner to Developer specifying the nature of such failure, unless such failure can be cured but is not susceptible of being cured within said thirty (30) calendar day period, in which event such a failure shall not constitute an Event of Default if Developer commences curative action within said thirty (30) calendar day period, and thereafter prosecutes such action to completion with all due diligence and dispatch and completes such cure within ninety (90) calendar days after the giving of such notice.

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(b)          If Developer shall make a general assignment for the benefit of creditors;

(c)          If any petition shall be filed by or against Developer in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, dissolution, liquidation, composition, extension, arrangement or insolvency proceedings, and Developer files, consents to or directly or indirectly acquiesces to such petition;

(d)          If, in any proceeding, a receiver, trustee, liquidator or similar court-appointed agent be appointed for all or a substantial portion of the property or assets of Developer, and same shall not be discharged within thirty (30) calendar days after such appointment;

(e)          If (i) Developer shall intentionally fail or willfully refuse, in bad faith, to perform any of its duties or obligations hereunder, (ii) Developer shall misappropriate any funds of Owner or the Construction Lender in the possession or control of Developer (unless such misappropriation is caused by an employee of Developer and such employee's employment is immediately terminated and the misappropriated funds are restored within five (5) Business Days of such misappropriation), (iii) Developer shall commit willful misconduct, gross negligence or an act of fraud against Owner or otherwise in connection with the Construction Loan, the Project or the Development Work, or (iv) if CB Developer, LLC, a Georgia limited liability company, and an Affiliate of Developer, is removed as a "manager" of the Venture; or

(f)          Failure to achieve the Completion Date by the date of completion required by the Construction Lender under the applicable loan documents governing Owner's Construction Loan, subject to the following sentence. Such date shall be adjourned to the extent the failure to achieve the Completion Date by such date is caused by Force Majeure and Developer promptly notifies Owner of the delay arising from said Force Majeure, to the extent such failure is not otherwise a default (i.e. beyond applicable grace periods, including, without limitation, any applicable "force majeure" provisions) under the Construction Loan.

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12.5         Default of Owner. If Owner fails to comply with or perform in any respect any of the material terms and provisions to be complied with or any of the obligations to be performed by Owner under this Agreement, and such failure continues uncured for a period of thirty (30) calendar days after written notice to Owner specifying the nature of such default (or such longer period of time as may be needed in the exercise by Owner of due diligence to effect a cure of any non-monetary default), then Developer shall have the right, in addition to all other rights and remedies available to Developer at law or in equity, at its option, to terminate this Agreement by giving written notice thereof to Owner, in which event Owner shall promptly pay to Developer, in cash, the sums payable to Developer upon termination as provided in Section 12.6 hereof, and upon the payment of such amounts, subject to Sections 3.6, 6.1, 6.3, 9.2 and 12.7 hereof, Owner and Developer shall have no further rights, duties, liabilities or obligations whatsoever under this Agreement (Developer hereby waiving all other rights and remedies that may be available under applicable law).

12.6         Obligation for Fees and Expenses Upon Termination. Upon any termination of this Agreement pursuant to Sections 12.3 or 12.5 herein, Owner shall pay to Developer all amounts due to Developer as of the date of termination pursuant to the terms of this Agreement (including, without limitation, any earned but unpaid installments of the Development Fee), and upon the payment of all such amounts payable under this Section, subject to Sections 3.6, 6.1, 6.3, 9.2 and 12.7 hereof, Owner and Developer shall have no further rights, duties, liabilities or obligations whatsoever under this Agreement (unless such termination is effective only as to a portion of the Development Work). The foregoing notwithstanding, unpaid portions of the Development Fee otherwise payable to Developer shall not be payable to Developer in the event that this Agreement has terminated as a result of acts that are the subject of Subsections (c) and (d) of Section 12.3 or if the Project is foreclosed or transferred pursuant to a deed in lieu as a result of the acts or omissions of Developer or its affiliates, including Catalyst Development Partners II, LLC.

12.7         Actions Upon Termination. Upon any termination of this Agreement, Developer shall promptly account for and deliver to Owner any monies due Owner under this Agreement, whether received before or after such termination, and shall deliver to Owner or to such other Person as Owner shall designate in writing, all materials, supplies, equipment, keys, contracts, documents and books and records pertaining to this Agreement or the development of the Property within the possession or control of Developer. Developer shall also furnish all such information, take all such other action and shall cooperate with Owner as Owner shall reasonably require in order to effectuate an orderly and systematic termination of Developer’s duties and activities hereunder and an orderly and systematic transfer of duties to Developer’s successor. This Section 12.7 of this Agreement shall survive any termination of this Agreement.

ARTICLE 13
MISCELLANEOUS

13.1         Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the state in which the Project is located. Each party hereby consents to the exclusive venue and jurisdiction of any state or federal court located within New York, waives personal service of any and all process upon such party, consents to service of process by registered mail directed to such party at the address stated in Section 13.7, and acknowledges that service so made shall be deemed to be completed upon actual delivery thereof (whether accepted or refused). In addition, each party consents and agrees that venue of any action instituted under this Agreement or any agreement executed in connection herewith shall be proper only in New York, and each party hereby waives any objection to venue.

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13.2         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

13.3         Entire Agreement. This Agreement contains the entire understanding among the parties and supersedes any prior understanding and agreements between them respecting the within subject matter (including the Original Development Agreement), subject only to the TIC Documents and the LLC Agreement. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

13.4         Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any Person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

13.5         Section Headings. The section headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement.

13.6         No Partnership; Competition. Owner shall not and does not by this Agreement in any way or for any purpose become a partner of Developer in the conduct of its business, or otherwise, or a joint venturer of or a member of a joint enterprise with Developer, but rather Developer is and shall, for all purposes of this Agreement and the development of the Development Work, be deemed an “independent contractor” of Owner. It is expressly understood and agreed by the parties hereto that either party may engage in any other business or investment, including the ownership of, or investment in, real estate and the development, operation, leasing and management of office, retail and residential apartment units and buildings and that the other party hereto shall have no rights in and to any such business or investment or the income or profit derived therefrom.

13.7         Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered or sent, as the case may be, by any of the following methods: (a) personal delivery with signed receipt; (b) nationally recognized overnight commercial carrier or delivery service providing a receipt of delivery; (c) registered or certified mail (with postage prepaid and return receipt requested); or (d) by electronic mail, provided that confirmation of delivery thereof is received and a confirmation copy is delivered within one (1) Business Day thereafter by one of the methods set forth in clauses (a), (b) or (c) of this Section 13.7. The effective date of any such notice or other communication shall be deemed to be the earlier of (i) if personally delivered, the date of delivery to the address of the party to receive such notice; (ii) if delivered by overnight commercial carrier or delivery service, one (1) Business Day following the receipt of such communication by such carrier or service from the sender, as shown on the sender’s delivery invoice from such carrier or service, as the case may be; (iii) if mailed, three (3) Business Days after the date of posting as shown on the sender’s registry or certification receipt; or (iv) if delivered by electronic mail, upon the date of transmission (provided a notice of transmission failure is not received by the sender (for avoidance of doubt, an "automatic out-of office reply" shall not constitute a notice of transmission failure), provided such additional notice is given as described in clause (d) of this Section 13.7. Any reference herein to the date of receipt, delivery, or giving, as the case may be, of any notice or other communication shall refer to the date such communication becomes effective under the terms of this Section 13.7. The addresses for purposes of the giving of notices hereunder are:

27

If to Developer:

c/o Catalyst Development Partners, LLC

880 Glenwood Ave SE

Suite H

Atlanta, Georgia 30316

Attn: Rob Meyer

Email: robm@catalystdp.com

With a copy to:

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW, Suite 1700

Atlanta, GA 30363

Attn: Eric R. Wilensky

Email: eric.wilensky@nelsonmullins.com

If to Owner:

c/o Catalyst Development Partners, LLC

880 Glenwood Ave SE

Suite H

Atlanta, Georgia 30316

Attn: Rob Meyer

Email: robm@catalystdp.com

With a copy to:

Bluerock Real Estate, L.L.C.

712 Fifth Avenue

9th Floor

New York, NY 10019

Attn: James Babb and Michael Konig, Esq.

Email: jbabb@bluerockre.com and mkonig@bluerockre.com

28

and

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW, Suite 1700

Atlanta, GA 30363

Attn: Eric R. Wilensky

Email: eric.wilensky@nelsonmullins.com

and

Kaplan Voekler Cunningham & Frank, PLC

1401 East Cary Street

Richmond, VA 23219

Attn: S. Edward Flanagan

Email: EFlanagan@kv-legal.com

13.8         Assignment.

(a)          Except as otherwise provided in Section 13.8(b) below, neither party hereto shall have the right to assign this Agreement or any of its rights hereunder without the prior written consent of the other party, and any such assignment in the absence of such written consent shall for all purposes be deemed null and void.

(b)          Notwithstanding the provisions of Section 13.8(a) hereof, Owner shall have the absolute right and privilege, at its sole option and in its sole discretion, at any time and from time to time, to assign Owner’s rights and interests under this Agreement, subject to the provisions hereof and all of the rights of Developer hereunder, in whole or in part, to any Affiliate of Owner or to any person or entity owning an interest in or participating with Owner in the acquisition, ownership or development of all or any portion of the Property, Project or Development Work. Owner may also assign this Agreement to the Construction Lender as collateral in connection with any related construction financing procured by Owner and, in any such case, Developer will execute any Construction Lender required documentation in connection therewith.

13.9         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Whenever the terms “Owner” and “Developer” are used herein, they shall be deemed to mean and include Owner and Developer and their respective successors and permitted assigns in the same manner and to the same extent as if specified each time said terms appear herein.

13.10         Estoppel Certificates. Each party hereto shall, from time to time, upon not less than fifteen (15) calendar days notice from the other party, execute and deliver to the other party a certificate stating that this Agreement is unmodified and in full force and effect, or, if modified, that this Agreement is in full force and effect as modified, and stating the modifications and stating whether or not, to the best of the certifying party’s knowledge, the other party is in default in any respect under this Agreement, and, if in default, specifying the nature and character of such default.

29

13.11         Amendment. This Agreement may not be amended, altered or modified except by an instrument in writing and signed by the parties hereto. The foregoing notwithstanding, the Developer and Owner agree to modify and amend this Agreement in the manner and to the extent reasonably required by the Construction Lender (or any prospective lender) under the Construction Loan in order to obtain the Construction Loan or in order to obtain satisfactory terms, in Owner’s reasonable discretion, under the Construction Loan.

13.12         Construction. The parties agree that they have both participated equally in the negotiation and preparation of this Agreement and no court construing this Agreement or the rights of the parties hereunder shall be prejudiced toward either party by reason of the rule of construction that a document is to be construed more strictly against the party or parties who prepared the same.

13.13         No Waiver. No waiver by either party of any default of any other party or of any event, circumstance or condition permitting a party to terminate this Agreement shall constitute a waiver of any other default of the other party or of any other event, circumstance or condition, permitting such termination, whether of the same or of any other nature or type and whether preceding, concurrent or succeeding; and no failure on the part of either party to exercise any right it may have by the terms hereof or by law upon the default of the other party and no delay in the exercise of such right shall prevent the exercise thereof by the non-defaulting party at any time when the other party may continue to be so in default, and no such failure or delay and no waiver of default shall operate as a waiver of any other default, or as a modification in any respect of the provisions of this Agreement. The subsequent acceptance of any payment or performance pursuant to this Agreement shall not constitute a waiver of any preceding default by a defaulting party or of any preceding event, circumstance or condition permitting termination hereunder, other than default in the payment of the particular payment or the performance of the particular matter so accepted, regardless of the non-defaulting party’s knowledge of the preceding default or the preceding event, circumstance or condition, at the time of accepting such payment or performance, nor shall the non-defaulting party’s acceptance of such payment or performance after termination constitute a reinstatement, extension or renewal of this Agreement or revocation of any notice or other act by the non-defaulting party.

13.14         Attorneys’ Fees. Should any litigation be commenced between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any Person in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to an award of all actual attorneys’ fees and costs incurred in such litigation, without regard to any schedule or rule of court purporting to restrict such an award, including, without limitation, actual attorneys’ fees, costs and expenses incurred in connection with (a) enforcing, perfecting and executing such judgment, (b) post-judgment motions; (c) contempt proceedings; (d) garnishment, levee, and debtor and third-party examinations; (e) discovery; and (f) bankruptcy litigation.

30

13.15         Mutual Waivers of Jury Trial. Developer and Owner each hereby expressly, irrevocably, fully and forever releases, waives and relinquishes any and all rights to trial by jury in any claim, demand, action, suit, proceeding or cause of action in which Developer or Owner is a party, which in any way (directly or indirectly) arises out of, results from or relates to any of the following, in either case whether now existing or hereafter arising and whether based on contract or tort or any other legal basis: (a) this Agreement, any past, present or future act, omission, conduct or activity with respect to this Agreement; (b) any transaction, event or occurrence contemplated by this Agreement; (c) the performance of any obligation or the exercise of any right under this Agreement; or (d) the enforcement of this Agreement. Developer and Owner each understands that trial by jury is a federal and state constitutional right and Developer and Owner each acknowledge that it is their intent to waive such rights herein. Developer and Owner each further acknowledge that the consideration specified in this Agreement includes consideration for waivers of trial by jury by Developer and Owner.

13.16         Equitable Remedies. Each party hereto shall, in addition to all other rights provided herein or as may be provided by law, and subject to the limitations set forth herein, be entitled to all equitable remedies including those of specific performance and injunction, to enforce such party’s rights hereunder.

13.17         Remedies Cumulative. Each right, power, and remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise or the forbearance of exercise by any party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such party of any or all of such other rights, powers or remedies.

[Signature Page Follows]

31

IN WITNESS WHEREOF, Owner and Developer have caused this Agreement to be executed on the day, month and year first above dated.

OWNER:

CB OWNER, LLC, a Delaware limited liability company,
By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	Authorized Signatory

DEVELOPER:

CDP DEVELOPER I, LLC, a Georgia limited liability company
	By:	Catalyst Development Partners II, LLC, a Georgia limited liability company, its Managing Member

		By:	/s/ Robert Myer
		Name:	Robert Myer
		Title:	Manager

[Signature Page to Development Agreement]

Schedule "A"

Legal Description

All that tract of land lying or being Land Lot 6, 17th District, Fulton County and the City of Atlanta, Georgia, and being more particularly described as follows:

BEGINNING at a 1/2 inch re-bar found at the intersection of the southerly right of way of Interstate 85, a variable width right of way, and the westerly right of way of Cheshire Bridge Road, also a variable width right of way;

THEN leaving the right of way of Interstate 85, proceed the following courses along the said westerly right of way of Cheshire Bridge Road:

South 55 degrees 38 minutes 44 seconds East for 30.92 feet to a 1/2 inch re-bar found;

THEN South 06 degrees 51 minutes 23 seconds East for 248.74 feet to a nail found;

THEN South 28 degrees 07 minutes 38 seconds East for 42.38 feet to a 1/2 inch re-bar found;

THEN South 67 degrees 28 minutes 12 seconds West for 145.43 feet to a 1/2 inch re-bar found;

THEN South 00 degrees 42 minutes 52 seconds West for 123.24 feet to a 1/2 inch re-bar found;

THEN North 88 degrees 37 minutes 53 seconds West for 43.35 feet to a 1/2 inch re-bar found;

THEN South 09 degrees 34 minutes 54 seconds East for 86.90 feet to a 1/2 inch re-bar found;

THEN North 89 degrees 25 minutes 02 seconds West for 172.15 feet to a 1/2 inch open top pipe found;

THEN North 25 degrees 59 minutes 36 seconds West for 95.01 feet to a point;

THEN North 26 degrees 42 minutes 06 seconds West for 470.00 feet to a point on the southerly variable right of way of Interstate 85;

THEN continue the following courses along said southerly right of way of Interstate 85;

North 82 degrees 57 minutes 58 seconds East for 105.01 feet to a 1/2 inch re-bar found;

THEN North 79 degrees 50 minutes 07 seconds East for 257.68 feet to a point;

THEN North 89 degrees 59 minutes 21 seconds East for 156.66 feet to a 1/2 inch re-bar found at the POINT OF BEGINNING.

Together with and subject to covenants, easements, and restrictions of record.

Said property contains 4.877 acres more or less.

A-1

EXHIBIT A

BUDGET CATEGORIES

Purchase Price

Closing Costs

Project Feasibility Costs

Design Costs

Legal Costs

Real Estate Taxes

Insurance Costs

Financing Costs

Government Costs

Misc. Direct Costs

Construction Costs

FF&E Costs

Lease-Up Period Operating Costs

Capitalized Development Fee

Development Contingency

Marketing Costs

A-2

EXHIBIT B

DESCRIPTION OF THE DEVELOPMENT WORK

1.	Acquisition of the Property;

2.	Engineering and Design,

3.	Permits, approvals and entitlements,

4.	Construction of Project, and

5.	Delivery/Turnover of units to Property Manager.

B-1

EXHIBIT C

PLANS AND SPECIFICATIONS

(see attached)

C-1

EXHIBIT D

DEVELOPMENT BUDGET

(see attached)

D-1

Total Project Budget - Hard/Soft Cost Breakout

SOURCES:
Equity	$12,790,000
Debt	38,130,000
TOTAL SOURCES	$50,920,000

USES - SOFT COSTS
Purchase Price	$5,971,688
Doc Stamps	147,500
Project Feasibility Costs	46,796
Design Costs	814,500
Legal Costs	390,000
Real Estate Taxes	465,422
Insurance Costs	220,000
Financing Costs	969,221
Government Costs	752,947
Misc. Direct Costs	79,000
FF&E Costs	630,000
Interest Reserve	638,549
Operating Deficit Reserve	370,759
Capitalized Development Fee	1,531,650
Contingency	1,563,595
I-Banking Fee	509,200
Marketing Costs	150,000
TOTAL USES - SOFT COSTS	$15,250,827

TOTAL USES - HARD COSTS	$35,669,173

TOTAL COSTS	$50,920,000

D-2

EXHIBIT E

KEY PERSONS

Name	Title	Telephone No.

Mark Mechlowitz	Principal	(678) 949-9678

Rob Meyer	Principal	(678) 949-9678

Jorge Sardinas	Principal	(678) 949-9678

E-1

EXHIBIT F

SAMPLE MONTHLY DRAW PACKAGE

(see attached)

F-1

 .

EXHIBIT G

INSURANCE REQUIREMENTS

General Information

1. All insurance policies referred to herein shall be in form and substance acceptable to The PrivateBank.

2. The PrivateBank must receive evidence / certificates of insurance at least ten (10) business days prior to closing. Original policies must be provided to The PrivateBank as soon as they are available from insurers. Certified copies should be available within 60 to 90 days.

3. Proof of coverage must be on the following forms:

Commercial Property: ACORD 28 (2003/10) - EVIDENCE OF COMMERCIAL PROPERTY INSURANCE form.

Personal Property: ACORD 27 (2003/10) EVIDENCE OF PERSONAL PROPERTY INSURANCE form.

Liability Insurance: Must be written on ACORD 25S or its equivalent.

4. All property policies shall contain a standard mortgage clause in favor of The PrivateBank and shall provide for a thirty (30) day written notice to The PrivateBank of any material change or cancellation. Certificates with disclaimers will NOT be accepted.

5. The borrower must be the named insured. TBD

6. Commercial / Personal Property & Builders Risk certificates must show The PrivateBank as Mortgagee and or Lender's Loss Payee as follows:

The PrivateBank and Trust Company

Its Successors and/ or Assigns

P.O. Box 5034

Troy, MI 48007-5034

(The PrivateBank may be shown as "Mortgagee and or Lender's Loss Payee As Their Interests May Appear" until the insurance agent receives release of interest from the prior lender. At that time, the insurance policies will need to be endorsed to show The PrivateBank as Mortgagee and or Lender's Loss Payee.

7. The property address must be identified as the insured property.

TBD

2740 Cheshire Bridge Road

Atlanta, GA 30324

8. All insurance companies must have the following ratings from AM Best's Rating Guide:

Policy Rating        A

Financial Rating   VIII

9. The insurance documentation must be signed by an authorized representative.

Specific Requirements

1. If the property policy is a blanket policy or limit, The PrivateBank must receive a schedule of the amount allocated to the property/rents or the amounts allocated to the property must be indicated on the certificate.

2. Coverage must be on an "all risk" (Special Perils), 100% replacement cost basis without deduction for foundations and footings, and WITHOUT co-insurance. The co-insurance must be waived or an Agreed Amount endorsement must be included and either "No Co-insurance" or "A greed Amount" must be indicated on the certificate.

3. Ordinance or Law coverage providing for demolition and increased cost of construction, must be provided and indicated on the certificate.

G-1

4. Other coverages such as earthquake, boiler and machinery (which includes the mechanics of the building, such as elevators), and flood will be required when these risks are present.

5. Rent Loss or Business Income coverage shall be in an amount equal to 100% of the projected annual rents or revenue with a minimum period of indemnity of 12 months, or such greater period as The PrivateBank may require. This coverage needs to be written on a Gross Rental Income, Gross Profits or Extended Period of Indemnity form, not on an actual loss sustained basis which may terminate as soon as the premises are tenantable or operational.

6. The PrivateBank and TBD must be named as Additional Insured for all general liability coverage, with a minimum limit of $2,000,000 for any one occurrence.

Additional Requirements – Construction Loans

1. Coverage must be All Risk Builders Risk Course of Construction, including earthquake and flood when these risks are present. The Builders Risk insurance amount must cover at least 100% of hard costs and not less than 25% of recurring soft costs.

2. Under the Evidence of Property form - The builders risk coverage should make the following statement: "The General Contractor (name) and all subcontractors of any tier are named insured with respect to builders' risk."

3. Rent coverage must be 100% of the anticipated annual rents (assuming full occupancy) written on a delayed income basis. The policy shall allow for partial or full occupancy.

4. Coverage should also include permission to occupy clause.

ARCHITECT'S & ENGINEER'S INSURANCE REQUIREMENTS

General Information

1. All insurance policies referred to herein shall be in form and substance acceptable to The PrivateBank.

2. The PrivateBank must receive evidence / certificates of insurance at least ten (10) business days prior to closing. Original policies must be provided to The PrivateBank as soon as they are available from insurers. Certified copies should be available within 60 to 90 days.

3. Liability insurance must be written on ACORD 25S or its equivalent.

4. The property address must be identified as the insured property.

TBD

2740 Cheshire Bridge Road

Atlanta, GA 30324

5. All insurance companies must have the following ratings from AM Best's Rating Guide:

Policy Rating - A

Financial Rating - VIII

6. The insurance documentation must be signed by an authorized representative.

Specific Requirements

1. Errors and Omission (professional liability) insurance is required in the minimum amount of $3,000,000.

GENERAL CONTRACTOR'S INSURANCE REQUIREMENTS

General Information

1. All insurance policies referred to herein shall be in form and substance acceptable to The PrivateBank.

2. The PrivateBank must receive evidence / certificates of insurance at least ten (10) business days prior to closing. Original policies must be provided to The PrivateBank as soon as they are available from insurers. Certified copies should be available within 60 to 90 days.

3. Liability insurance must be written on ACORD 25S or its equivalent.

G-2

4. All property policies shall contain a standard mortgage clause in favor of The PrivateBank and shall provide for a thirty (30) day written notice to The PrivateBank of any material change or cancellation. Certificates with disclaimers will NOT be accepted.

5. The borrower must be named additional insured. TBD

6. Certificate holder must be: The PrivateBank and Trust Company, Its Successors and/ or Assigns, P.O. Box 5034, Troy, MI 48007-5034.

7. The property address must be identified as the insured property.

TBD

2740 Cheshire Bridge Road

Atlanta, GA 30324

8. All insurance companies must have the following ratings from AM Best's Rating Guide:

Policy Rating - A

Financial Rating - VIII

9. The insurance documentation must be signed by an authorized representative.

Specific Requirements

1. The PrivateBank and TBD must be named as Additional Insured as Additional Insured for general liability with a minimum limit of $2,000,000 for any one occurrence.

2. Contractor's Workers Compensation is required including the "all states" endorsement, covering all employees working on the site

G-3